EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter (2Q) of 2007, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	2Q (April – June)	1H (January – June)
Sales:	(1%)	-
Gross Profit:	(2%)	(2%)
Operating Income:	+5%	+3%
Net Income:	(4%)	(4%)
Earnings Per Share:	(2%)	(3%)

In 2Q 2007 and 1H 2007, UTMD achieved the following profit margins:

	2Q 2007 (April – June)	1H 2007 (January – June)
Gross Profit Margin (gross profits/ sales):	55.5%	55.4%
Operating Profit Margin (operating profits/ sales):	37.7%	37.7%
Net Profit Margin (profit after taxes/ sales):	27.5%	27.4%

Comparing 2Q 2007 sales to 2Q 2006 sales in product categories, neonatal product sales were up 2%, obstetrics product sales were down 13%, gynecology/ electrosurgery product sales were about the same and blood pressure monitoring/ components sales were up 12%.  Domestic sales in 2Q 2007 were down 5%, while international sales were up 8% compared to 2Q 2006.  Trade shipments from Ireland were up 13% in EURO terms, but up 21% in US Dollar terms because of a weaker U.S. dollar.

Domestic direct sales excluding obstetrics products were about the same in 2Q 2007 as in 2Q 2006.  The domestic obstetrics product sales, which products are sold to hospitals, were down substantially as a result of loss of market share due to significant price reductions offered by competitors in 2007, and the continued trend of administrative arrangements limiting physician choice of devices used in L&D.  The UTMD antidote is the continued development of unique products that provide significant improvements in patient safety and effectiveness of care.

In that regard, during 2Q 2007 UTMD introduced the Nutri-Lok enteral feeding-only extension sets that mate with, and enhance the safety of, UTMD’s popular Nutri-Cath® silicone neonatal intensive care long-term feeding catheters.  The important enhancement of patient safety is accomplished by eliminating the possibility of an inadvertent misconnection to an IV infusion line. The proprietary locking mechanism also ensures a secure connection that will not accidentally slip apart, as is common with standard slip fit connections to feeding syringes.

In addition, in 2Q UTMD received FDA 510(k) regulatory concurrence to market its new TVUS/HSG-Cath saline/contrast media infusion catheter which is designed to improve the detection and timely treatment of uterine disease. This product will augment UTMD’s first-line diagnostic device, the EndoCurette®, which provides a minimally-invasive, physician in-office biopsy for possible evaluation of abnormal uterine bleeding.  When biopsy results are inconclusive, physicians are increasingly performing ultrasound or radiographic imaging of the endometrium as a next step. TVUS/HSG-Cath is a reliable and convenient means to deliver saline or contrast media needed in those growing number of procedures.

After more than a year of submissions and Japan Ministry of Health review of information, UTMD has achieved Japan certification of its manufacturing facilities in both Utah and Ireland, as well as premarketing regulatory approval for a number of its products. UTMD’s new distributor, Solution/Best Aid Corporation, expects completion of premarketing approvals under Japan’s new more stringent regulatory approvals process for most of UTMD’s products in the near future.  Solution placed its first substantial order for OB/Gyn products in July. UTMD believes that Japan’s advanced health care system has the potential to generate sales of about 25% of the sales volume that UTMD presently enjoys from its specialty products in the U.S.

UTMD’s gross profit margin in 2Q 2007 was 55.5% compared to 55.9% in 2Q 2006, primarily because the current quarter’s sales mix was more weighted toward international shipments at lower than average prices. Even with slightly lower sales and gross profit margin, 2Q 2007 operating profit grew because operating expenses declined by $193,000 to 17.9% of sales, compared to 20.3% of sales in 2Q 2006.  Operating expenses are comprised of sales & marketing (S&M), new product development (R&D) and general and administrative (G&A) expenses. Compared to the prior year, 2Q 2007 S&M, R&D and G&A expenses were down $76,000, $106,000 and $12,000, respectively.  In 2Q 2006, UTMD had written-off a one time charge to R&D of $130,000 of intellectual property rights, which were recouped in 3Q 2006.

Even though operating profits were up, net income was down because in 2Q 2007, UTMD did not have the one-time capital gains from investments received in 2Q 2006. UTMD’s excess cash is now invested in short term money market instruments, currently yielding about 5.1%.

Eps for the most recent 4 calendar quarters were $1.99, compared to $1.91 at the same time last year.

Financial ratios as of June 30, 2007 which may be of interest to shareholders follow:
1)	Current Ratio = 8.9
2)	Days in Receivables (based on 2Q sales activity) = 49
3)	Average Inventory Turns (based on 2Q CGS) = 4.0
4)	Year-to-Date ROE = 12% (after dividends); 21% (prior to payment of dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 59,600 in 2Q 2007 compared to 96,300 in 2Q 2006, and 66,100 in 1H 2007 compared to 106,200 in 1H 2006.  The actual number of outstanding shares at the end of 2Q 2007 was 3,924,000 which included 2Q option exercises of 1,700 shares and 2Q share repurchases of 23,800.  The average price paid by the Company to repurchase shares in the open market during 2Q 2007 was $30.50 including commissions. Year-to-date purchases through 1H 2007 have been 40,700 shares at an average per share cost of $31.20. The total number of outstanding unexercised employee and outside director options at June 30, 2007 was 223,100 shares at an average exercise price of $21.49/ share, including shares awarded but not vested. This compares to 286,300 unexercised option shares outstanding at the end of 2Q 2006.

Investors are cautioned that this press release may contain forward looking statements, and that actual results or events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include clinical acceptance of products, access to the hospital marketplace that may become restricted at any time by administrative Group Purchasing Organization agreements, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.  The SEC Form 10-Q for 2Q 2007 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2007	2Q 2006	Percent Change
Net Sales	$7,211	$7,293	(1.1%	)
Gross Profit	4,005	4,077	(1.7%	)
Operating Income	2,717	2,595	+4.7%
Income Before Tax	3,031	3,166	(4.3%	)
Net Income	1,985	2,059	(3.6%	)
Earnings Per Share	$0.497	$0.509	(2.4%	)
Shares Outstanding (diluted)	3,995	4,043

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2007	1H 2006	Percent Change
Net Sales	$14,329	$14,396	(0.5%	)
Gross Profit	7,942	8,084	(1.8%	)
Operating Income	5,408	5,227	+3.5%
Income Before Tax	6,022	6,212	(3.1%	)
Net Income	3,929	4,094	(4.0%	)
Earnings Per Share	$0.981	$1.010	(2.8%	)
Shares Outstanding (diluted)	4,004	4,056

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2007	(unaudited) MAR 31, 2007	(audited) DEC 31, 2006	(unaudited) JUN 30, 2006
Assets
Cash & Investments	$21,082	$21,645	$21,049	$18,421
Receivables, Net	4,124	4,279	3,746	3,879
Inventories	3,231	3,204	3,037	3,323
Other Current Assets	658	680	579	661
Total Current Assets	29,095	29,808	28,411	26,284
Property & Equipment, Net	8,317	8,346	8,331	8,360
Intangible Assets, Net	7,447	7,441	7,445	7,470
Total Assets	$44,859	$45,595	$44,187	$42,114

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$2,815	$3,829	$2,940	$2,724
Current Portion of Note Payable	440	441	441	479
Total Current Liabilities	3,255	4,270	3,381	3,203
Note Payable	4,041	4,223	4,383	4,834
Deferred Income Taxes	314	311	308	187
Stockholders’ Equity	37,249	36,791	36,115	33,890
Total Liabilities & Shareholders’ Equity	$44,859	$45,595	$44,187	$42,114